Exhibit 10.4

May 20, 2006

ZHEJIANG YUHUI SOLAR ENERGY SOURCE CO., LTD.

- and -

XIAOSHU BAI

CHIEF FINANCE OFFICER SERVICE AGREEMENT

CHIEF FINANCE OFFICER SERVICE AGREEMENT

This Chief Finance Officer Service Agreement (the “Agreement”) is made and entered into by the following parties on May 20, 2006.

(1)	Zhejiang Yuhui Solar Energy Source Co., Ltd., whose correspondence address is No.8, Baoqun road, Yaozhuang Industry Zone, Jiashan County, Zhejiang Province and its legal representative is Mr. Li Xianshou (the “Company”) (Facsimile No. 0573-4773063);

and

(2)	Xiaosu Bai, whose passport number is BC158462 and correspondence address is Apart 502, Block C, Dan Gui Yuan, Jing Guang Xin Cheng, 9 Xin Xi Wang Lu, Chengdu, Sichuan, China 610041 (the “Employee”) (Telephone No. 86-28-8524-8138).

(The Company and the Employee are collectively referred to as “parties”, and individually as “party”.)

1.	Appointment

1.1	The Company shall engage the Employee and the Employee shall serve the Company as the Chief Finance Officer (or such other title as the Company deem appropriate) during the term of this Agreement.

1.2	This Employee’s service shall commence on April 30, 2006 (or such later date as agreed between the Company and the Employee) (“Commencement Date”). This Agreement shall continue until 30/4/2008 or early terminated pursuant to Clause 9 (“Termination Date”). Prior to any Termination Date, if any party herein intends to extend the term of this Agreement, such party shall give written notice to the other party thirty days prior to the Termination Date.

1.3	The Company shall make its best efforts to assist the Employee to obtain work permit in China as required by his job.

2.	Duties

2.1	Subject to Clause 2.2, the Employee shall be responsible for:-

2.1.1	directing and supervising the financial and accounting matters of the Company;

2.1.2	making finance strategies and decisions for the Company, including organizing the initial public offering or secondary public offering or a trade sale or other form of fund raising of the Company or its affiliates as the case may be (the “IPO”) preparation work;

2.1.3	organizing and managing the financial department of the Company;

2.1.4	preparing and providing the financial reports and advising the management of the Company and its board of directors;

2.1.5	other responsibilities as reasonably requested by the Company and its board of directors.

2.2	The Employee shall:-

2.2.1	during working hours, devote the whole of his time and attention to the duties of his office;

2.2.2	comply with the provisions in this Agreement and other internal regulations and rules of the Company;

2.2.3	perform his duties with all good faith and diligence; and

2.2.4	exercise such powers and bear such responsibilities as may from time to time be assigned to or vested in him by the board of directors.

2.3	The Company’s normal office hours will be Monday to Friday each week. Considering the position, the working hours of the Employee shall be flexible. The Company may arrange the Employee to or the Employee may by his own professional judgement work overtime either on weekdays or weekends due to business needs. The Employee is not entitled to any overtime pay.

2.4	The working place of the Employee will be Jiashan. The Employee may be required to travel to such places whether in or outside China for such periods, by such means and on such occasions as the Company may from time to time require for the purposes of the Company’s business.

3.	Remuneration and Employee Expenses

3.1	On signing this Agreement, the Employee will be entitled to:-

3.1.1

As remuneration for his services. The Employee shall be entitled to a monthly salary of RMB12,000.00, including all taxes, social insurances and charges which the Employee is required by applicable laws and regulations to pay, commencing on the Commencement Date. Such salary shall be payable monthly and in arrears on or around the 30th of each month (the “Salary Date”).

3.1.2	Living expense subsidy payment commencing on the Commencement Date. Such subsidy payment shall be made by the Company monthly upon the submission of valid receipts by the Employee on the Salary Date.

3.1.3	The Company shall deposit the amounts stated in Clauses 3.1.1 and 3.1.2 after necessary deduction into a bank account designated by the Employee.

3.1.4	The reimbursement under Clauses 3.1.2 shall not be more than RMB556,000 per year.

3.1.5	The Employee shall be solely responsible for any tax, social insurance and charge liability arising from the employment under this Agreement. The Company, at its discretion, is entitled to deduct all such taxes, social insurances and charges from his monthly salary, expense subsidy or other remuneration of the Employee as required by relevant laws and regulations, and pay such amounts to the competent authorities on behalf of the Employee according to the statutory provisions of Chinese laws and regulations.

3.1.6	Share subscription pursuant to a separate share subscription agreement between the Employee and Company (or its affiliates).

3.2	The Employee shall be reimbursed all travelling expenses and all other outgoings reasonably incurred in the execution of and in relation to his duties for business purposes subject to the submission of proper receipts/vouchers.

4.	Annual Leave

4.1	The Employee shall be entitled to 15-day annual leave (in addition to public holidays in China) in each financial year at full salary. The Employee shall take annual leave of at least three (3) days every time with a three-day prior notice to the Company. In case that the Employee takes a leave for over five (5) consecutive days, the Employee shall submit to the Company a written application one (1) week in advance.

4.2	In the event that the Employee does not complete a full year of service with the Company in any financial year for any reason, the Employee shall only be entitled to enjoy the annual leave pro rata according to the actual service period. If the Employee enjoys exceeding annual leave, he shall make full compensation to the Company according to his full daily salary and exceeding days.

4.3	The annual leave which is not taken in any financial year can only be carried over to the first six (6) months of the subsequent financial year. The Company has no liability to compensate the Employee for any untaken annual leave.

5.	Other Benefits

On signing this Agreement, the Employee may be entitled to the following additional benefits provided by and at the discretion of the Company:-

5.1	Reimbursement of the reasonable education cost of the Employee’s children against valid receipts/vouchers;

5.2	Reasonable medical insurance satisfactory to the Employee for himself, his spouse and his children in accordance with the scheme paid and maintained by the Company in China from time to time. Such insurance scheme shall cover overseas business travels; and

5.3	Reimbursement of the business cell phone fee against valid receipts/vouchers.

5.4	Transport from the Employee’s residence to the office location or vice versa. Whenever the company itself does not provide transport, the Company shall reimburse such transportation expenses of the Employee against proper receipts/vouchers.

5.5	Provide suitable accommodation when required at the site or close to site of Zhejiang Yuhui Solar Energy Source Co. Ltd.

6.	Assignment of Inventions

6.1	The Employee acknowledges that all intellectual property rights (including copyright, trade or service marks (registered and unregistered), patent right and any other similar rights or corresponding application rights) (“Intellectual Property Rights”) to any works, inventions, discoveries and design improvements (“Inventions”) created, developed or discovered by the Employee during his employment under this Agreement belongs solely to the Company.

6.2	The Employee hereby undertakes to execute such documents as may be required by the Company to confirm the Company’s ownership of the Inventions and the underlying Intellectual Property Rights and to enable the Company (or to the Company’s nominated persons) to obtain the full benefit of such Inventions and Intellectual Property Rights without any payments to the Employee.

7.	Confidentiality

7.1	The Employee shall not make use of, divulge or communicate to any person (save in the proper performance of his duties under this Agreement) any of the trade secrets or other confidential information of or relating to the Company which he may have received or obtained while in the service of the Company. This restriction shall cease to apply to information ordered to be disclosed by a Court of competent jurisdiction or to information which has become part of the public domain through no action on the part of the Employee.

7.2	The obligations of the Employee under this Clause 7 shall be in addition to and not in substitution of any implied obligations imposed upon him by law in relation to the non-disclosure of information.

7.3	For the purposes of Clause 7.1, confidential information shall, without limitation, include:-

7.3.1	the confidential information of material business decisions, business strategy, business target, business planning or operation policy;

7.3.2	any information of clients, cooperators or other related persons or entities of the Company which is negotiated or being carried out, including without limitation, the list, liaison and business information of such clients, cooperators or related persons or entities;

7.3.3	any undisclosed financing information including budget report, financing report, statistics report, price and expense, service provider information;

7.3.4	any commercial information including internal contract, agreement, letter of intents, memorandum, feasibility report;

7.3.5	any meeting record, internal rule and regulation, operation process;

7.3.6	any employment information including personnel file, remuneration information;

7.3.7	any confidential information which the Employee shall bear the non-disclosure obligation for a third party in accordance with the legal or contractual requirements; or,

7.3.8	any other information which the Company determines at its reasonable discretion to be confidential and which has been communicated to the Employee.

8.	Non-competition

8.1	The Employee is prohibited during his employment by the Company, either directly or indirectly, by himself or through his family member, whether as principal or otherwise, canvass or solicit business, taking part in or helping, by means of participation, assistance, rendering service or labor, cooperation, provision of convenience, provision of information, etc., any activities of any person or entities which may fall within the business scope of the Company, or any other activities which may lead to direct market competition with the Company.

8.2	The Employee shall not, during his employment by the Company, directly or indirectly, induce or seek to induce any employee of the Company to leave that company’s employment, whether or not this would be a breach of contract on the part of such employee.

8.3	The Employee accepts that the Company may hold the Employee to the prohibition in Clause 8.1 and 8.2 for a period of one (1) year after the termination of the employment.

8.4	Should the Employee breach his non-competition obligations during or after the term of employment, the Employee shall be liable for all damages caused to the Company.

8.5	Each of the restrictions contained in this Clause 8 is considered reasonable by the Company and the Employee and is intended to be separate and severable. In the event that any of these restrictions shall be held void, but would be valid if part of the wording thereof were deleted or amended, such restriction shall apply with such deletion or amendment as may be necessary to make it valid and effective.

9.	Termination and Sickness

9.1	With effect from the Commencement Date, if the Employee intends to early terminate this Agreement, he shall notify the Company in written one (1) months in advance. The

Company shall be entitled to early terminate this Agreement according to the applicable laws and regulations. The Employee is entitled to the amounts stated in Clauses 3.1.1 and 3.1.4 after necessary deductions during this (1) month.

9.2	The Company shall be entitled at its absolute discretion to pay salary in lieu of any notice under this Agreement, or of any unexpired period of notice in case the Employee serves the notice.

9.3	Notwithstanding other provisions herein, this Agreement shall also be subject to termination by the Company by summary notice in writing if the Employee:-

9.3.1	shall have committed either repeated or continued any material breach of his obligations (after warning in writing within 1 month from the initial warning if such breach is not cured by the Employee) hereunder; or

9.3.2	shall have so conducted himself in a morally offensive way which brings the Company into disrepute as defined in attachment; or

9.3.3	shall have been convicted of any criminal act; or

9.3.4	commits any material breach of the Company’s operating procedures (as laid down by the Company and communicated to the Employee from time to time) (after warning in writing within 1 month from the initial warning if such breach is not cured by the Employee); or

9.3.5	becomes subject to any investigation for misconduct, fraud or any gross offence involving an element of dishonesty by any regulatory body or authority.

In any case, the Company shall, when exercising its right of termination under this Clause, inform the Employee of its grounds for doing so.

9.4	If the Employee, during the term of this Agreement, is incapacitated by ill-health or accident from performing his duties hereunder (and he shall, if required, produce to the Company evidence of such incapacity), the Company may treat him according to the applicable laws and regulation, including terminating this Agreement after the statutory medical-treatment period. For avoidance of doubt, the Employee’s entitlement to the shares granted to him shall be subject to Restricted Share Subscription Agreement entered into between the Employee and the Company including its affiliates.

10.	Obligations on Termination

Upon the termination of this Agreement howsoever arising, the Employee shall, within one (1) month after the termination of this Agreement or the Company receives the Employee’s early termination notice (the earlier shall prevail):-

10.1

deliver to the Company all property belonging to the Company including without limitation all documents, other records and any electronic equipment supplied by the Company (whether on paper, magnetic tape or in any other form and including (without limitation) correspondence, lists of clients or customers, notes, memoranda, software, plans, drawings and other documents and records of whatsoever nature and all copies thereof) made or compiled or acquired by the Employee during his employment hereunder and concerning the business, finances or affairs of the Company or its clients or customers;

10.2	coordinate with the Company to assist the successor to take over the business, finances or affairs of the Company; and

10.3	forthwith resign from any office which he may hold in the Company and his membership of any organisation acquired or held by virtue of his employment with the Company, and should the Employee fail to do any of the above, he hereby irrevocably authorises any director of the Company, in his name and on his behalf, to execute any documents and to do any acts as necessary to give effect to this Clause.

After such one-month period, the Employee shall no longer perform his duties as the Chief Finance Officer, or act as the employee of the Company, or take advantage of such fact.

11.	Dispute

11.1	This Agreement shall be governed by and construed in accordance with the laws of People’s Republic of China (“PRC”).

11.2	If any dispute arising from this Agreement or for the reason, both parties may resolve such dispute as follows:

11.2.1	Both parties may discuss the dispute amicably.

11.2.2	A party or both parties may submit the dispute to Shanghai Labor Dispute Arbitration Committee (including its branches) for arbitration in accordance with related laws and regulations.

11.2.3	If a party objects to the award of arbitration, it may bring a lawsuit before a competent court located in the jurisdictional area of the Company’s business place during the period of fifteen (15) days after receiving such award of arbitration.

12.	Miscellaneous

12.1	Any notice to be given under this Agreement shall be deemed to be duly served when delivery of it is recorded (in the case of recorded delivery post), or when delivered (in the case of personal delivery) or despatched (in the case of facsimile) to the relevant party’s address of facsimile number appearing in this Agreement or to such other address or facsimile number as that party may hereafter specify to the notice-serving party by notice in writing.

12.2	This Agreement shall be written in both English and Chinese. Both versions shall have equal validity. However, if discrepancy occurs between the versions, the English version shall prevail.

12.3	This Agreement is made in duplicate, each of which shall be hold by the Company and the Employee and of the same validity after execution by both Parties.

12.4	No modification or amendment of this Agreement shall be effective or enforceable unless it is in writing and duly executed by both Parties.

12.5	The Employee hereby represents and warranties that, he/she may execute and perform this Agreement legally and the execution or performance of this Agreement does and will not result in any breach of any contract, agreement and any other rule or document of any company or other business entity by which the Employee is bound.

12.6	If any provision under this Agreement is in discrepancy with related laws, or regulation, the related laws and regulations shall prevail.

12.7	Any other matter not provided in this Agreement shall be dealt with according to related laws, regulations, decrees, any other additional contract agreed by both parties hereunder, and other internal rules determined or established by the Company from time to time, including without limitation, the employee handbook, management rules, etc.

12.8	The Employee is legally available to begin employment by May 20th , 2006.

[No text below]

[Signing Page]

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

/s/ Xianshou Li
SIGNED by Mr. Li Xianshou
for and on behalf of

ZHEJIANG YUHUI SOLAR ENERGY SOURCE CO., LTD. (Company Seal)

/s/ Xiaoshu Bai
SIGNED by Mr. Xiaoshu Bai

Attachment to Chief Finance Officer Service Agreement

List of Morally Offensive Actions

➢	Gambling

➢	Addiction to drugs

➢	Driving while intoxicated

➢	Being a subject of public scandal